JOINT VENTURE AGREEMENT

This Agreement (this “Agreement”) is by and between GFC 2005, a limited liability company organized in St. Kitts, British West Indies (“GFC 2005”) and GLOBAL EARTH ENERGY INC., a placeStateNevada corporation (the “Company”).

In consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Subject to the terms and conditions of this Agreement, the Company shall participate in the Coal Purchase Order owned by GFC 2005, a copy of which is attached hereto as Attachment A, and over time the Memorandum of Understanding for the remaining product, a copy of which is attached hereto as Attachment B (collectively, the “Coal Project”).  It is clearly understood between the parties that the Company does not have any ownership interest in the land or any leasehold interest in the land with respect to the Coal Project.  The Company has only interest in the income stream of the Coal Project hereinafter described.

2.

GFC 2005 represents and warrants to the best knowledge of GFC 2005 that information contained in Attachments C, D, and E are true, accurate, and complete in all material respects.

3.

In consideration for the execution of this Agreement, and based upon the representations and warranties of GFC 2005 herein, in order to fund GFC 2005’s production and sales of coal from the Coal Project, the Company agrees to pay to GFC 2005 the sum of $7,000,000.00 within five business days after the receipt by the Company of the sum of $100,000,000.00 from the sale by the Company of 1,000 shares of the Company’s Series A Preferred Stock to LB Tim Co., Ltd., a South Korean corporation (the “Preferred Stock Sale”).  If the Preferred Stock Sale does not close and fund within 30 days of this Agreement, this Agreement shall be null and void, and neither party shall have any liability to the other hereunder.

4.

Proceeds from the Coal Project sales shall be split as follows: seventy percent (70%) of the proceeds shall be distributed to GFC 2005 and thirty percent (30%) to the Company.

5.

The relationship of GFC 2005 to the Company shall be that of an exclusive partner.  Neither federal, state nor local income tax, payroll tax, nor any foreign tax of any kind shall be withheld or paid by GFC 2005 on behalf of the Company.  GFC 2005 and the Company each understand and agree that at no time does either party acquire rights, interest or title in any product or service or equity of the other party and that all copyrights, marks, patents, intellectual, rights and any and all other proprietary rights of each party remain and shall always remain the property of such party.

6.

Each party represents and warrants to the other that it is not party to any agreement, contract or understanding which will in any way restrict or prohibit it from entering into this Agreement and performing its obligations hereunder in accordance with the terms and conditions of this Agreement.  Neither party represents or warrants that it has any license or permit, foreign or domestic that may be required to sell the coal as contemplated by this Agreement.

7.

Both GFC 2005 and the Company shall indemnify and hold harmless one and the other and its affiliates from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts (collectively “Claims”) arising from any and all claims, costs, demands, actions, suits or other proceedings (whether civil, criminal, administrative or investigative) (collectively “Proceedings”) in which either party may be involved, or threatened to be involved as a party or otherwise that as a result of or arising out of (a) either party’s acts or omissions, other than a Proceeding that also arises out of the acts or omissions of the Company that constituted negligence, or (b) a breach by either party of any of its representations, warranties, covenants or agreements under this Agreement.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs.  A party’s failure to give prompt written notice shall relieve the indemnifying party of its obligations hereunder, but only to the extent that such failure to give notice prejudices the indemnifying party’s ability to defend such claim.  The indemnifying party thereafter shall have sole control of the defense of any such claim (with counsel reasonably satisfactory to the indemnified party) and all negotiations for settlement; provided, however, that the indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and, further provided, that any settlement intended to bind the indemnified party in any way other than the payment of a financial settlement within the scope of the indemnity or which may adversely affect the indemnified party’s continuing business activities shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.  The indemnified party will provide the indemnifying party with all reasonably necessary assistance, information and authority to perform the foregoing, all at the indemnifying party’s expense.

All amounts to be paid under the indemnification provisions of this Agreement shall be paid by the indemnifying party to the indemnified party (ies) as such Claims are incurred.

The obligations of the parties under this paragraph 7 shall survive the termination of this Agreement.

8.

Except as may be required under paragraph 6 of this Agreement with respect to indemnification, under no circumstances shall either party be liable for any indirect, incidental, economic, special, punitive or consequential damages, whether for breach of contract, negligence or under any other cause of action, that result from the relationship or the conduct of business contemplated herein.

9.

GFC 2005 and the Company acknowledge that each may receive or learn Confidential Information about the other and its customers during the course of this Agreement.  The party receiving the Confidential Information shall: (a) maintain it in confidence, except to the extent necessary to carry out the purposes of this Agreement, in which event written confidentiality restrictions shall be imposed upon the parties to whom such disclosures are made; and (b) use at least the same degree of care in maintaining its secrecy as it uses in maintaining the secrecy of its own Confidential Information, but in no event less than a reasonable degree of care.  “Confidential Information” means all proprietary, secret or confidential information or data relating to either party and their operations, employees, products or services, clients, and customers.

Information shall not be considered Confidential Information to the extent that such information is: (i) already known to the receiving party free of any restriction at the time it is obtained; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) becomes publicly available through no wrongful act of the receiving party; (iv) independently developed by the receiving party without reference to any Confidential Information of the other; or (v) required to be disclosed by law, rule or regulation.

This paragraph shall survive for a period of three years after termination of this Agreement.

10.

This Agreement shall be binding in all respects upon the parties hereto and their successors.

11.

This Agreement expresses the entire understanding between the parties concerning its subject matter and supersedes all prior agreements made between the parties with respect to the subject matter hereof.  This Agreement may not be modified except by a written instrument signed by all parties.  The failure of a party to insist upon adherence to any term of this Agreement shall not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term in this Agreement.

12.

This Agreement is executed voluntarily and without any duress or undue influence on the parties or their officers, employees, agents, or attorneys and no party is relying on any inducement, promises or representations made by any other party or any of its officers, employees, agents, or attorneys other than as set forth in this Agreement.

13.

This Agreement shall be enforceable upon the exchange of facsimile signatures and scanned and emailed signatures.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

14.

All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to the Company, addressed to Mr. Sydney A. Harland at 1213 Culberth Drive, Wilmington, North Carolina 28405, telephone (910) 270-7749, telecopier (910) 270-6640, and e-mail sydneyharland@globalearthenergy.com; and if to GFC 2005, addressed to Mr. Paul M. Van Gamper at 3759 Baldwin Road, Suite 203, Lake Orion, Michigan 48359, telephone (248) 499-7011; telecopier (248)-920-0396, and email pvangamper1@gmail.com.  Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

15.

The rights and obligations of GFC 2005 and the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GFC 2005 and the Company.

16.

If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is consistent with the intent of the parties and is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

17.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of laws provisions thereof.  Each party hereby irrevocably submits to the personal jurisdiction of the United States District Court located in Hanover County, North Carolina, as well as of the Courts of the State of North Carolina in Hanover County, North Carolina over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such mediation, arbitration, suit, action or proceeding brought in any such county and any claim that any such mediation, arbitration, suit, action or proceeding brought in such county has been brought in an inconvenient forum.

18.

Each of the parties hereto waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 9, 2011.

GFC 2005

By:    Paul M. Van Gamper, Chief Executive Officer

GLOBAL EARTH ENERGY, INC.

By:    Sydney A. Harland, Chief Executive Officer

Attachments:

Attachment A

Coal Purchase Order

Attachment B

Memorandum of Understanding

Attachment C

Edmund Carroll Killen Resume

Attachment D

Evaluation of Northfork Coal Resource, Mcdowell, County, West Virginia

Attachment E

Buzzard Branch Coal Refuse Area Volumes, McDowell County, West Virginia

Attachment A

Coal Purchase Order

Wins International Co., Ltd.
3th Floor, SeokBeom Building, 636-1 Yeoksam-dong, Gangnam-gu, Seoul, Korea
+82-2-538-4055 (TEL) / +82-2-793-4482 (FAX)

COAL PURCHASE ORDER

Buyer: Name: **Wins International Co., Ltd.,**
Address: **3th Floor, Seokbeom Building**
636-1 Yeoksam-dong, Gangnam-gu
Seoul, Korea
Contact: **Seong W. Lee**
Phone: **+82-2-538-4055**
Fax: **+82-2-793-4482**

Coal Purchase Order Number: 08-1001

Seller: Name GFC 2005, LLC
Address 3759 Baldwin Road Suite 203
Lake Orion, MI 48359
Contact: Paul M Van Gamper
Phone: 248-499-7011
Fax: 248-920-0396

Date: January 28, 2011

Payment Terms: Payment to be made each Friday for coal delivered during the preceding calendar week.

Product: ROM to be furnished from Northfork storage and processing facility

Quantity: 1,000,000 tons/year

Quality (A.R.):

	Typical		**Reject**
BTU:	12,000	BTU:	11,500
Ash:	8%	Ash:	10%
FSI:	7 Min.	FSI	7Min.
Sulfur:	<1%	Sulfur:	1.10%

Delivery Period: May 2011 through April 2012

Price per Ton: $100.00USD per ton of 2,200 pounds of product

Shipping Instructions: F.O.B. mine

Remarks: Buyer retains the right to reject any deliveries that do not conform to the minimum specifications set forth above, or if product is not acceptable to its customer.

THIS PURCHASE ORDER IS SUBJECT TO THE TERMS AND CONDITIONS ATTACHED
(Please sign and return one copy of this Purchase Order)

ACCEPTED AND AGREED:

(Buyer)
BY: [signature]
Seong W. Lee, CEO
DATE: 01-28-2011

(Seller)
BY: [signature]
Paul M Van Gamper, CEO
DATE: 01-28-2011

Page 1 of 3

Wins International Co., Ltd.
3th Floor, SeokBeom Building, 636-1 Yeoksam-dong, Gangnam-gu, Seoul, Korea
+82-2-538-4055 (TEL) / +82-2-793-4482 (FAX)

ATTACHMENT TO COAL PURCHASE ORDER NO. 08-1001 DATED January 28,2011
BETWEEN _Wins and _GFC 2005, LLC

TERMS AND CONDITIONS:

1. **AGREEMENT:** This purchase order represents the entire agreement between Buyer and Seller and is a binding contract upon the terms and conditions herein set forth. No change, modification or revision to this Purchase Order shall be binding upon Buyer unless made in writing and signed by one of the Buyer's authorized representatives. Waiver by the Buyer of a breach by the Seller of any provisions of this Contract shall not be deemed a waiver of that breach or any other breach of the same or of a different nature.

2. **ACCEPTANCE OF ORDER:** This order must be acknowledged by the return of the signed second copy. Anything herein to the contrary notwithstanding, delivery of coal after the date of this Purchase Order constitutes acceptance of this order and all of the terms and conditions hereof.

3. **DELIVERY:** FOB MINE

4. **WEIGHTS:** All weights will be determined by Buyer's truck scales or those scales specified by Buyer. Railroad weights will govern rail shipments. Gauge weights or conveyor belt weights at destinations as specified by Buyer will govern barge shipments.

5. **TRANSPORTATION:** Seller to be responsible to fulfill minimum weight requirements established by the respective transportation companies.

6. **INSPECTION AND SAMPLING:** Buyer may inspect trucks, railroads cars, and barges used by Seller before, during and after unloading coal. Buyer may obtain samples of the coal before, during and after shipment in order that Buyer may analyze such coal to determine the quality thereof.

7. **ANALYSIS OF COAL:** Buyer may analyze samples of coal delivered under this order, choose a representative, and/or appoint an independent laboratory to sample and analyze the coal delivered. Unless otherwise noted, sampling and analysis at destination to govern for payment purposes. The aforementioned analyses shall be conclusive as to Seller's compliance with the specification of the coal and as to whether any premiums or penalties which are specified to this deviation of quality shall be grounds for rejection of the coal and cancellation of the Purchase Order.

8. **FORCE MAJEURE:** Neither Buyer nor Seller shall be in default for failure to perform its obligations under this Purchase Order if such failure is caused by events beyond its reasonable control, including acts of God, labor difficulties, strikes, fire, war, transportation interruptions or shortages, and power plant outage. The party invoking force majeure must give prompt written notice thereof to the other party and provide an estimate of what shipments will be missed. In the event of a force majeure, missed shipments will be made up at the sole option of Buyer.

Page 2 of 3

Wins International Co., Ltd.
3th Floor, SeokBeom Building, 636-1 Yeoksam-dong, Gangnam-gu, Seoul, Korea
+82-2-538-4055 (TEL) / +82-2-793-4482 (FAX)

9. **FAILURE TO PERFORM:** If the coal does not meet the specifications of this Purchase Order or if Seller otherwise fails to perform its obligations under this Purchase Order, Buyer may, at its option, suspend or terminate this Purchase Order. In such event, Buyer shall have no obligation to accept or pay for any coal not delivered or any services not completely rendered.

10. **WAIVER:** The failure of Buyer at any time to insist upon strict performance of any provisions of this Purchase Order shall not be construed as a waiver of such provisions.

11. **ASSIGNMENT:** Neither this Purchase Order nor any rights or obligations herein may be assigned by Seller without Buyer's prior written consent.

12. **TAXES:** Seller agrees to assume all liability under all laws that impose taxes or other exactions applicable to the sale of coal under this Purchase Order. Buyer agrees to assume all liability under all laws that impose taxes or other exactions applicable to the sale of coal incurred by Buyer due to Buyers shipping or selling of coal.

13. **COMPLIANCE WITH LAW:** Seller will comply with all applicable provisions of all federal, state and local laws and regulations. The laws of the State of Virginia shall govern all disputes arising hereunder.

Page 3 of 3

Attachment B

Memorandum of Understanding

MEMORANDUM OF UNDERSTANDING
BY AND BETWEEN
GFC 2005, LLC
AND
WINS INTERNATIONAL CO., LTD.

This Memorandum of Understanding ("MOU") is entered into the 25th day of January, 2011 by and between GFC 2005, LLC, with offices at 3757 Baldwin Road, Suite 203, Orion, MI 48359, USA (alternatively "GFC" or "Seller"), and Wins International Co., Ltd., 3rd Floor, Seokbeom Building, 636-1 Yeoksam-dong, Gangnam-gu, Seoul, South Korea (alternatively "WIC" or "Buyer"). GFC and WIC are described hereinafter collectively as the "Parties" or singularly as a "Party".

This MOU states the basic understanding between the Parties that WIC desires to purchase GFC's coal reserves located near Northfork, West Virginia, USA, including all of the fine product and the course product from the reserves but subject to the coal quality specifications listed in this MOU.

NOW THEREFORE, in consideration of the mutual understandings herein contained, the Parties agree to the following:

Article 1 – Purchase of Coal Reserves

1.1 WIC's Intent to Purchase Coal Reserves. Seong W. Lee, being President, CEO, and Authorized Signatory of WIC, established and existing under the laws of South Korea, hereby confirms, with full authority and legal responsibility under penalty of perjury, that WIC is ready, willing, and able to purchase the coal reserves owned by GFC that are located near Northfork, West Virginia, USA.

1.2 Specifications. The minimum specifications for the coal reserves purchased by WIC from GFC are as follows:

MAF/BTU:	12,000 Min.
% Ash:	8% Max.
% Sulfur:	1% Max.
FSI:	7 Min.

1.3 Coal Reserves. The coal stored at the Northfork coal reserve consists of five (5) separate piles of coarse or "forked" coal that are located primarily along hillsides, and the fine coal storage pond that was created by Island Creek Coal Company. WIC is willing to purchase all coal reserves on the site, provided those reserves meet or exceed the coal quality specifications defined in Section 1.2.

Seller's Initials ______ Page 1 of 4 Buyer's Initials ______

MEMORANDUM OF UNDERSTANDING
BY AND BETWEEN
GFC 2005, LLC
AND
WINS INTERNATIONAL CO., LTD.

Gross reserves at the site, regardless of coal quality, are approximately as follows:

Pile No. 1:	158,276 Tons
Pile No. 2:	264,056 Tons
Pile No. 3:	214,293 Tons
Pile No. 4:	392,757 Tons
Pile No. 5:	1,546,089 Tons
Fine Coal Storage Pond:	3,028,570 Tons
Total Proven Reserve:	**4,574,659 Tons**

1.4 Additional Coal Reserves. WIC is willing to purchase from GFC up to an additional 7 million tons of coal from nearby sites that may be acquired by GFC, subject to the coal quality specifications defined in Section 1.2. FOB and the price per ton shall be the same as for the Northfork coal reserves.

1.5 FOB. FOB is at the location of the coal reserves, but to include truck delivery to the railway loading facility nearest the location of the respective coal reserves.

1.6 Purchase Price. $100.00 per Ton USD

1.7 Potential Contract Amount. $457,465,900 USD based on the Total Proven Reserves from the Northfork site; an additional $700,000,000 based on the 7 million ton option described in Section 1.4; Total Potential Contract Amount is $1,157,465,900 USD.

Article 2 - Term and Termination

2.1 Term. This MOU is in effect until the earlier of (a) the execution by the Parties of a formal Agreement to Purchase Coal ("Agreement"), or (b) February 15, 2011. If the Parties have been unable to agree regarding the terms and conditions of an Agreement by February 15, 2011 but are continuing to negotiate in good faith, this MOU will be automatically extended for an additional 30 days.

2.2 Termination. In the event either Party commits any material breach of this MOU and such breach is not corrected by the breaching Party within fifteen (15) days after a written notice from the complaining Party, the complaining Party may terminate this MOU without penalty by giving written notice to the breaching Party.

Seller's Initials ____ Page 2 of 4 Buyer's Initials ____

MEMORANDUM OF UNDERSTANDING
BY AND BETWEEN
GFC 2005, LLC
AND
WINS INTERNATIONAL CO., LTD.

Article 3 - Arbitration

3.1 Arbitration. Any dispute, arising under or by virtue of this MOU or any difference of opinions between the Parties, concerning their rights and obligations shall be finally resolved by arbitration. Such arbitration proceedings shall be held in Michigan, United States of America, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The decision of the arbitration proceedings shall be final and binding to both Parties.

Article 4 - Governing Law

4.1 Governing Law. This MOU shall be governed by and construed with the laws of Michigan, United States of America.

Article 5 - Waiver

5.1 Waiver. The failure or delay of either Party to exercise any right under this MOU may not be construed as a waiver of that right, and no waiver of the terms and conditions of this MOU shall be valid or binding on either Party unless otherwise set forth in writing and signed by the waiving Party.

Article 6 - Language

6.1 Language. All the communications, documents, and reports related to this MOU and the Agreement shall be made and provided in English. If such documents are written in any other language, each Party shall provide an English version of the documents.

Article 7 - No Assignment

7.1 No Assignment. This MOU shall not be subject to assignment by either Party without the prior written consent of the other Party. In the event that either Party assigns this MOU, without the prior written consent of the other Party, the other Party shall have been right to terminate this MOU.

Seller's Initials ____ Page 3 of 4 Buyer's Initials 李____

MEMORANDUM OF UNDERSTANDING
BY AND BETWEEN
GFC 2005, LLC
AND
WINS INTERNATIONAL CO., LTD.

Article 8 - Severability

8.1 Severability. In the event that any provision of this MOU is held to be unenforceable in any respect, such unenforceability shall not affect the enforceability of any other provision of this MOU.

Article 9 - Entire Agreement

9.1 Entire Agreement. This MOU constitutes the entire agreement between Parties and supersedes and cancels all previous agreements, negotiations, commitments, and warranties thereto. Any amendment of this MOU shall be made in writing with the signatures of duly authorized officers or representatives of each Party.

IN WITNESS HEREOF, the Parties have caused this MOU to be executed by their authorized representatives on the days specified below respectively.

ACCEPTED BY SELLER	**ACCEPTED BY BUYER**
("GFC 2005, LLC")	**("Wins International Co., Ltd.")**
Name: Paul M. Van Gamper	**Name: Seong W. Lee**
Title: President	**Title: President**
For: GFC 2005, LLC	**For: Wins International Co., Ltd.**
Date: January 25, 2011	**Date: January 25, 2011**

Seller's Initials ____ Page 4 of 4 Buyer's Initials ____

Joint Venture Agreement GFC 2005 and Global Earth Energy v4 NTR

Attachment C

Edmund Carroll Killen Resume

EDMUND CARROLL KILLEN

313 Pine Street

Tazewell, Virginia 24651

(276) 988-5614

GENERAL

Over 35 years of experience in the coal mining industry as an educator, inventor, owner, operator, and consultant

HISTORY

May 1959

Graduated from high school in Clintwood, Virginia, high school

1959 - 1963

Enlisted in the US Air Force immediately after high school graduation and was trained as a radar technician

Attended evening classes at the University of Louisville for one year

1963 – 1969

Discharged from the US Air Force

Began work as a project engineer and draftsman in Louisville, Kentucky

Attended evening college classes at the University of Kentucky, the University of Tennessee, and Western Kentucky University, under the auspices of the G.I. Bill for Viet Nam-era veterans

1969 – 1973

Passed a series of exams in Frankfort, Kentucky, and in Knoxville, Tennessee proving qualifications to knowledge to teach engineering trades at the University level

Taught basic engineering classes at the University of Kentucky under the MDTA program for almost four years

Taught at Elizabethtown Vocational School in Elizabethtown, Kentucky

Was certified as a land surveyor during this time.

1973 – 1990

Began a new manufacturing organization to produce mining electronics

Started an evening mining engineering program at Southwest Virginia Community College; the program continued for the next seventeen years

Taught twenty-seven classes in various subjects to including basic and advanced electronics, land surveying practices, basic and advanced mechanical drawing, machine blueprint reading and related math, architectural rendering and design, mine mapping, and others.

Owned and operated a coal mine in Northfork, West Virginia.

Owned and operated several businesses manufacturing mining products, either electrical or electro/mechanical (one such company is now in it's 28th year and doing well)

1990 – present

Consultant for many individuals or mining companies, providing expertise in planning and implementing coal mining operations, and coal marketing

Generated feasibility reports covering reclamation of washed fines

Generated coal reserve estimate reports

NOTABLE ACCOMPLISHMENTS

Coal Mining:

Several innovative designs for the coal mining industry that involved a visual signal that was extracted from phone lines; this design resulted in the creation of a new law for underground communications (the first new law in 52 years)

Solar Power:

Several designs also in the field of solar power and the conversion of electricity from DC to AC power.

Provided design and consulting expertise for the Catholic Church to furnish power to certain islands the Fiji Islands group in the south Pacific

Developed a solar-power water pump for cattle farmers at the request of Virginia Tech

Designed solar power systems for several local homes

Other:

Hold a U.S. Patent for a marine propulsion device

PERSONAL

Wildlife artist; occasionally hold art shows displaying work

Date of Birth:

June 13, 1941

Attachment D

Evaluation of Northfork Coal Resource, Mcdowell, County, West Virginia

MCDOWELL COUNTY, WEST VIRGINIA September 30, 2009

EVALUATION OF NORTHFORK COAL RESOURCE

MCDOWELL, COUNTY, WEST VIRGINIA

INTRODUCTION

This report was prepared to document the value of the coal stockpile owned by GFC 2005 LLC at its site near Northfork, West Virginia. Total reserve information was acquired by the author when he personally inspected the site on September 30, 2009. Additional information acquired by reviewing reserve research records maintained by Black Diamond Enterprises, Inc. in its office in Cedar Bluff, Virginia and from the records maintained at the McDowell County Courthouse located in Welch, West Virginia.

LOCATION AND ACCESS

The subject resource is located on approximately 200 acres of property that is owned in fee by GFC 2005. As may be noted in the photographs which are a part of this report, the town of Northfork is adjacent to the property and both homes and businesses may easily be seen by looking southward from the reserve site. Northfork is a small town, with a population of approximately 700 people that is located near the state line in southeastern West Virginia. The property is easily accessed by taking US Highway 52 northwestward, approximately 25 miles, from Bluefield, West Virginia. It is also served by a major railroad. Water and electrical power are readily available on the site. A legal description of the subject property is enclosed as Attachment A.

BACKGROUND

Local operators and later Island Creek Coal Company, a major US coal producer, operated underground mines and cleaning facilities in this site from about 1920 until about 1952. The famous Pocahontas No. 3 and No. 4 coal seams outcrop and were mined on the property. These two seams are well known as being one of the highest quality “coking” or metallurgical grade coals ever found in the US. The remains of numerous coke ovens are still evident on the property.

At the time when operations were started in this location, only approximately 1-1/2 inch diameter and coarser coal particles were used for coke production. The coal was brought out of the mines with rail cars and “forked” into other cars for transport to the coke ovens. The forks that were used allowed the small or fine sized coal particles to fall through and be separated from the coarse material. The fine material was then simply dumped at convenient locations along the hillsides.

When Island Creek Coal Company took over the operations, they installed a cleaning plant with a “magnetite sink-float” process to clean the coal. Magnetite (Fe3O4) is a highly magnetic iron ore mineral with a specific gravity of 5.18. If minor amounts of finely ground magnetic particles are added to water it is easy to increase the density of the slurry to 1.65-1.70. In that medium, lumps of coal float while, heavier, non-coal minerals sink.

The floating particles are simply scraped off the top of a separation tank in one direction and the sunken material goes the opposite way, and a simple separation is easily completed. The products are then rinsed over a fine (0.6 mm or Tyler #28) screen to remove the adhering magnetite and fine coal. The magnetite is then recovered with magnets for re-use. During that period, island Creek produced and sold more than 15 million tons of coal from this site.

Island Creek’s management and technical staff had recognized that they were losing approximately 20% of their coal in the fine fraction that passed through the rinse screen, and had the foresight to store it in a large pond so that it could easily be recovered and sold in the future. That means that approximately 4 million tons of fine coal was stored at this site.

GFC 2005 acquired the site from Black Diamond Enterprises, Inc for both the coal reserve and the fresh water that flows out of the old mine portal. Since then, they have thoroughly tested and evaluated the reserves and applied for permits to initiate operations at the site.

COAL QUALITY

The metallurgical grade bituminous coal that is located at this site is of extremely high quality. Steel companies are always willing to pay a premium price for coal from the Pocahontas No. 3 and No. 4 seams. To create coke, coal is placed in a reduction atmosphere furnace and heated to high temperatures to drive off volatile gases and reduce it to pure carbon. That product is then placed into steel production furnaces with iron ore to both generate heat and absorb oxygen from the iron ore. It's use is essential in the production of modern high quality steel.

The US standard for rating coal quality is the number of British Thermal Units (BTU’s) of heat that can be produced per pound of coal burned. That is typically called the “BTU Rating”. Another important number is the amount of material that will not burn, and must be removed from the furnace after combustion. This is commonly called the “percent ash”. Both moisture and ash content affect the BTU rating, and both may be corrected by processing, so a standard raw coal rating is MAF (moisture – ash free) BTU. That test was used for this material.

Sulfur causes contamination in steel and is also a serious part of modern industrial world air pollution. Current air quality regulations require that sulfur content not exceed 2 % in coal that is to be used for metallurgical purposes. Another important measurement of metallurgical coal is the free swelling index of “FSI”. That is an ASTM standard measurement of the amount that the coal expands when it is coked. Good coke is similar to a sponge and allows intimate contact with oxygen for immediate and complete combustion

Following is a comparison of industry specifications and the Northfork coal:

A quick review of these numbers shows the superiority of the Northfork Pocahontas No. 3 and No. 4 seams of coal for high quality metallurgical use.

RESERVE ESTIMATE

The coal stored at the Northfork coal reserve consists of 5 separate piles of coarse or “forked” coal that are located primarily along hillsides, and the fine coal storage pond that was created by Island Creek. All have been evaluated by Black Diamond Enterprises, Inc. Those evaluations and reserve estimates were reviewed by the author and found to be professional and accurate. Following are the details of each:

Pile No. 1

Length – 1,328 feet Weighted Average Width – 48 feet Weighted Average Depth – 65 feet Specific Weight – 76.4 lb/ft3 Total Tons – 158,276 Tons

Pile No. 2

Length – 1,256 feet Weighted Average Width – 62 feet Weighted Average Depth – 89 feet Specific Weight – 76.2 lb/ft3 Total Tons – 264,056 Tons

Pile No. 3

Length – 1,860 feet Weighted Average Width – 52 feet Weighted Average Depth – 58 feet Specific Weight – 76.4 lb/ft3 Total Tons – 214,293 Tons

Pile No. 4

Length – 1,190 feet Weighted Average Width – 120 feet

Weighted Average Depth – 72 feet Specific Weight – 76.4 lb/ft3 Total Tons – 392,757 Tons

Pile No. 5

Length – 852 feet Weighted Average Width – 294 feet Weighted Average Depth – 54 feet Specific Weight – 76.4 lb/ft3 Total Tons – 516,707 Tons

Fine Coal Storage Pond

Surface Area – 3,028,570 ft2 + 24.66 Acres Weighted Average Depth – 74 feet Specific Weight – 76.2 lb/ft3 Total Tons – 3,028,570

Total Fine Coal Tonnage 3,028,570 Tons Total Coarse Coal Tonnage 1,546,089 Tons TOTAL PROVEN RESERVE = 4,574,659 TONS COAL VALUE

To determine the value of coal of the quality of this reserve, the author contacted an acquaintance, Mr. Gerald Stokley. Mr. Stokley has operated a coal brokerage business based in Beckley, West Virginia for more than 20 years. He further provided the attached notarized letter stating the coal of the subject reserve quality has a current market value of US $100 to $125 per ton. He further suggested that I contact Mr. Teddy Schonan for further value confirmation. Mr. Schonan operates an international coal trading business based in Brooklyn, New York that buys and sells many millions of tons of coal per year

Based on this information, the author has chosen to use an average value price of US $110.00 per ton for the purpose of this report.

TOTAL RESERVE VALUE $ 503,212,490.00

As calculated above, the total amount of coal located in this reserve has been proven to be 4,574,659 tons. At the above-stated value of US $110 per ton, the total gross value of this reserve may be calculated as US $503,212,490 or more than five hundred three million US dollars.

CERTIFICATION

I hereby certify that I have over 20 years experience as a teacher of the Engineering Trades with an emphasis on Mining Technology and that I have more than 35 years of professional experience in the mining and mineral industry dealing with studies of this nature. I further certify that this report, consisting of six (6) pages of text, each of which I have initialed and the last being signed, is true and correct to the best of my professional knowledge and experience.

Edmund C. Killen

EXHIBIT A

DESCRIPTION:

Parcels 1 through 5 shown in brown and as outlined by red border on a colored whiteprint map, which map is marked for identification in the lower right hand corner thereof “Pocahontas Land Corporation, Bluefield, W.Va., No. 3274-B, August 15, 1988, G.B.M.” and which map is of record in the office of the clerk of the County Commission of McDowell County, West Virginia, in Map Book 34, page 138, and containing in the aggregate approximately 82.9 acres, situated in North Fork Magisterial District of McDowell County, West Virginia, on the waters of North Fork of Elkhorn Creek and Buzzard Creek of same. The said Parcels 1 through 5 are more particularly bounded and described in that certain Deed, dated May 27, 1998, between BUZZRD CREEK ENERGY CORPORATION as Grantor, and COVOL TECHNOLOGIES, INC as Grantee, which Deed is of record in the aforesaid Clerk’s Office in Deed Book 464 at Page 339, and to which Deed reference is hereby made for a more specific description of the said Parcels 1 through 5, and as further described in that certain Deed dated January 18, 2000 between Covol Technologies as Grantor and Black Diamond Enterprises, Inc as Grantee and recorded in Book 465 page 362 in the records of the Clerk’s Office of McDowell County Commission.

Those certain tracts or parcels of land situated in North Fork Magisterial District of McDowell County, West Virginia, on the waters of Elkhorn Creek and Buzzard Creek and shown as PARCELS NOS 1 through 5 in yellow on the whiteprint map marked in the lower right-hand corner thereof: “Sheet No. 2 of 6, Pocahontas Land Corporation, W.VA. No. 3274-B, Aug. 15, 1988, G.B.M.” and PARCEL NO. 11 in yellow on the whiteprint map marked in the lower right-hand corner thereof: “Sheet No. 7 of 7, Pocahontas Land Corporation, W.Va., No. 3275-B, Aug 15, 1988, G.B.M.” Said parcels are more particularly described in the deed dated September 14, 1988 between Buzzard Creek Energy Corporation and Pocahontas Land Corporation recorded in the Office of the Clerk of the County Commission of McDowell County, West Virginia, in Deed Book 397, at Page 502, and as further described in that certain BILL OF SALE AND AGREEMENT dated January 18, 2000 between COVOL Technologies, Inc as seller, and GFC 2005, LLC as buyer and recorded in Book 465 page 359 in the records of the Clerk’s Office of McDowell County Commission.

EXHIBIT B

Item

Industry Standard

Northfork

MAF/BTU

12,000 Min.

15,200

% Ash

8% Max.

4.5%

% Sulfur

1% Max.

0.3%

FSI

7 Min.

9

Attachment E

Buzzard Branch Coal Refuse Area Volumes, McDowell County, West Virginia

Alchemy Engineering Associates, Inc.

Mining & Civil Engineering Consultants  546 West Old Middle Creek Rd. Prestonsburg, Kentucky 41653Office (606) 886-8889Fax (606) 886-8847E-mail: alchemy@alchemyengineering.net

April 28, 2009

Nick Song International

Project Management LLC.

7270 Park Circle Drive, Suite H

Hanover, MD 21076

RE: Buzzard Branch Coal Refuse Area Volumes - McDowell County, West Virginia

Dear Mr. Song:

On April 27th, 2009, I visited the above-referenced site, for the purpose of becoming familiar with the area, and to perform a cursory review of coal refuse stockpiles contained within the subject watershed. The following is a general discussion of my observations, which include a preliminary estimate of the total volume of refuse materials contained within each known stockpile.

SITE LOCATION AND GENERAL DISCUSSION

The project area is located within the Buzzard Branch watershed, near the mining community of Algoma, in McDowell County, West Virginia. This watershed has been extensively deep and surface-mined, with mining having occurred since the beginning of the 20th century.

The primary coal seam(s) mined were the Pocahontas 3 & 4 seams, which were historically used as coking coals; in fact, remnants of site-built coke ovens were evident all along the site access road. Rumor has it that approximately 20 ovens remain in the area, and contain prepared coke, ready for use.

From my observations, five readily visible refuse stockpiles were noted to exist. I have attached a location map showing these areas as part of this report (Attachment “A”). Three of the areas appear to be old pre-surface mining law stockpiles, as no evidence of a reclamation effort having been made was noted. The piles were scattered all along the length of the roadway, from the beginning of the watershed, with the tour ending approximately 1.6 miles up the watershed, terminating at a large fines settlement impoundment area (Stockpile #5), which is now reclaimed.

VOLUME CALCULATION NARRATIVE

Per your request, I have made quick estimates of the volume of refuse material contained within each stockpile area. Having no exploration data, limited site topography information, and little correlation of existing quality data, the volumes offered are to be considered cursory estimates, only, and treated as inferred reserve volumes. No discount allowances have been made for moisture contents, ash contents or coal preparation recovery efficiencies.

*VOLUMES DETERMINED BY TIN SURFACE TO SURFACE COMPARISON, USING USGS & GOOGLE EARTH TOPOGRAPHIC MAPPING **COMPACTED DENSITY USED; 65 PCF USED FOR LOOSE FILLED MATERIAL, SITES 1-4

PROJECT ECONOMICS

With current unknown variables including projected target recovery qualities, existing particle size distributions, refuse matrix qualities, etc., it is difficult to project mining costs. The following is a general discussion of various costs which will be incurred in startup and on-going production costs, as is found with similar projects we have been involved with.

1.

EXPLORATION/TESTING/ENGINEERING  $150,000.00

2.

PERMITTING* 150,000.00

3.

PERMIT DISTURBANCE BONDING**  420,000.00

4.

STARTUP CLEARING/GRUBBING/ACCESS ROADS 75,000.00

5.

MATERIAL STRIPPING/LOADING $8.00/TON RAW

6.

HAULAGE*** $5.00/TON RAW

7.

WASHING FEES**** $6.50/TON CLEAN

8.

REFUSE HANDLING***** $1.50/TON CLEAN

9.

SITE RECLAMATION  $5,000/ACRE

10.

MISCELLANEOUS CONTINGENCY $500,000.00

•

*PORTIONS OF THIS PROJECT WILL ELIGIBLE FOR AML ENHANCEMENT STATUS, WHICH WILL HASTEN THE ALLOWABLE PROJECT STARTUP DATE; SITES 2 AND 5 WILL REQUIRE FORMAL WV DEP PERMITTING, WHICH WILL TAKE APPROXIMATELY 18-24 MONTHS TO ACCOMPLISH; OTHER ISSUES MAY INCLUDE US ARMY CORP OF ENGINEERS 404 PERMITTING, DEP KPDES DISCHARGE PERMITTING, AND 401 WATER QUALITY PERMITTING

• **BONDING MAY VARY—STATED RATE IS $3,500/ACRE OF DISTURBANCE, NORMAL RATE FOR NEW MINING STARTUPS IN UNDISTURBED COAL BEDS • ***HAULAGE IS BASED ON TAKING MATERIAL TO THE BLUE STONE WASHING FACILITY, APPROXIMATELY 10 MILES NORTH OF THE PROJECT AREA

•

****STANDARD 1.50 SPECIFIC GRAVITY HEAVY MEDIA WASH COST; MAY VARY FROM PLANT TO PLANT, AND IS HEAVILY DEPENDENT UPON RECOVERY RATES FROM FEED VOLUME

•

*****ASSUMPTION THAT REJECTED REFUSE MATERIAL WILL BE HAULED BACK TO SITE; BLUE STONE OR CONTRACTED WASH FACILITY MAY HANDLE ON-SITE

RECOMMENDATIONS

In order to properly plan this project, we recommend that a comprehensive exploration and discovery program be undertaken for this site. This would involve a database search to determine if existing reliable information detailing product quality and quantity is available, and performance of additional exploration and testing to confirm available data, if found. Otherwise, a detailed exploration and mapping program should be undertaken to obtain this vital planning data. Coal quality and wash recovery information is required in order to perform an economic analysis of the project.

LIMITATIONS

The volumes given in this report were prepared using existing public domain information, field estimations of depth of material, and assumptions regarding in-place densities. As such, variations from the volumes reported can be expected. No considerations were given as to property ownership, and those stockpile areas shown to us on the ground were assumed to be available for right of entry and processing.

Should you have questions regarding this report, or require further assistance, please contact me at your earliest convenience. We thank you for your kind consideration of our firm, and look forward to working with you in the future.

Sincerely;

Gary Ousley, P.E., L.L.S. President,

Alchemy Engineering Associates

Xc:ile Attachments

Location Map Gary Ousley Vitae

TABLE A ESTIMATED VOLUMETRICS CHART

PILE No.	SURFACE	AVG.	VOL.	ESTIMATED	TONNAGE
	AREA	DEPTH		DENSITY

(AC.)	(FT.)	(CU.YDS)	(LBS/CU.FT.)	(U.S. TONS)

1	14.0	30	677,600	65	595,000
2	6.0	30	290,400	65	254,826
3	6.9	40	445,400	65	390,700
4	13.0	40	838,930	65	736,100
5	62.6	VARIES*	2,649,160	90**	3,218,730
TOTALS	102.5		4,901,490		5,195,355